Exhibit 4.2

PIEDMONT NATURAL GAS COMPANY, INC.

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. As Trustee

Fourth Supplemental Indenture

Dated as of

May 6, 2011

Supplemental to Indenture Dated as of April 1, 1993

Debt Securities

THIS FOURTH SUPPLEMENTAL INDENTURE dated as of May 6, 2011 (the “Fourth Supplemental Indenture”) between PIEDMONT NATURAL GAS COMPANY, INC., a corporation organized and existing under the laws of the State of North Carolina (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States as successor to Citibank, N.A. (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of April 1, 1993 (as amended, modified, extended, supplemented, restated and/or replaced from time to time, the “Indenture”); and

WHEREAS, the Company has heretofore executed and delivered to the Trustee a First Supplemental Indenture dated as of February 25, 1994 (the “First Supplemental Indenture”), a Second Supplemental Indenture dated as of June 15, 2003 (the “Second Supplemental Indenture”) and a Third Supplemental Indenture dated as of June 20, 2006 (the “Third Supplemental Indenture”); and

WHEREAS, since the initial closing date of the Indenture, the Electronic Data-Gathering, Analysis, and Retrieval system (together with any successor system, “EDGAR”) was created and has become a common method for disseminating certain information from companies required by law to file forms with the Commission (as defined in the Indenture) or any successor thereto; and

WHEREAS, the Company desires to amend the Indenture to include distribution by EDGAR as an acceptable method for delivery of information that is filed with the Commission, and is required to be delivered to the Trustee; and

WHEREAS, the Company represents that all acts and things necessary to constitute this Fourth Supplemental Indenture a valid, binding and enforceable instrument have been done and performed, and the execution of this Fourth Supplemental Indenture has in all respects been duly authorized, and the Company, in the exercise of legal right and power in it vested, is executing this Fourth Supplemental Indenture; and

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee an Opinion of Counsel stating that the execution and delivery of this Fourth Supplemental Indenture comply with the provisions of Article Ten of the Indenture.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other valuable consideration, the receipt whereof is hereby acknowledged, the parties have executed and delivered this Fourth Supplemental Indenture and the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective holders, from time to time, of the Debt Securities, as follows:

Section 1. Definitions. For all purposes of this Fourth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the terms used herein shall have the meanings assigned to them in the Indenture.

Section 2. Representations and Warranties of the Company. The Company hereby represents and warrants that the Company is not, and after giving effect to this Fourth Supplemental Indenture will not be, in default in the performance or observance of any of the covenants or conditions of the Indenture.

Section 3. Amendment of Indenture. (a) Section 1.01 of the Indenture is amended by adding the following definition in the appropriate alphabetical order in Section 1.01 of the Indenture:

EDGAR:

The term “EDGAR” shall mean the Electronic Data-Gathering, Analysis, and Retrieval system (together with any successor system that is used to file documents or information with the Commission).

(b)	Section 5.03(a) of the Indenture is amended by replacing the phrase “to file with the Trustee” with “either to post to EDGAR in accordance with Section 5.03(c) or to file with the Trustee”.

(c)	Section 5.03 of the Indenture is amended by adding the following as a new subsection (d) to Section 5.03 of the Indenture:

(d) In addition to the other provisions of this Indenture, any copies of annual reports, copies of information, documents and other reports, portions or summaries of the foregoing or other information or items required to be filed pursuant to Sections 5.03(a)-(b) (collectively, the “Materials”) may be provided to the Trustee by the Company posting or causing the posting of such Materials on EDGAR. For the avoidance of doubt, such posting or the causing of such posting of the Materials shall be an acceptable method of delivery in compliance with the requirements of this Indenture in place of filing of the same with the Trustee, in addition to any other method of delivery provided in this Indenture or sufficient in law or equity.

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Section 4. Acknowledgment Regarding Prior Deliveries. The Company’s prior delivery to the Trustee of certain of the Materials, by posting or causing the posting thereof on EDGAR is hereby agreed to be an acceptable method of delivery for compliance with the Company’s delivery requirements pursuant to the Indenture as of the date of each such posting.

Section 5. Effectiveness of this Fourth Supplemental Indenture. This Fourth Supplemental Indenture shall become effective as of the date first above written in the first paragraph of this Fourth Supplemental Indenture.

Section 6. Concerning the Trustee. The Trustee accepts the trusts of the Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and this Fourth Supplemental Indenture and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and this Fourth Supplemental Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company.

Section 7. Miscellaneous. (a) Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

(b) All the covenants, stipulations, promises and agreements in this Fourth Supplemental Indenture contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

(c) This Fourth Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of said State.

(d) If any provision of the Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and this Fourth Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of or govern the Indenture, such latter provision shall control. If any provision of the Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and this Fourth Supplemental Indenture, modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to the Indenture as so modified or to be excluded, as the case may be.

(e) The titles and headings of the sections of this Fourth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

(f) This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original.

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(g) In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereto affixed and attested, all as of the date first above written.

ATTEST:	PIEDMONT NATURAL GAS COMPANY, INC.

/s/ Judy Z. Mayo	By: /s/ Robert O. Pritchard
Print Name: Judy Z. Mayo	Print Name:	Robert O. Pritchard

Title: Deputy General Counsel and Assistant Corporate Secretary	Title: VP, Treasurer & CRO

[Corporate Seal]

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

I, Lee E. Howard , a Notary Public of Mecklenburg County, North Carolina, do hereby certify that Robert O. Pritchard (the “Signatory”), VP, Treasurer and CRO of Piedmont Natural Gas , a North Carolina corporation, personally appeared before me this day and by authority duly given, acknowledged the due execution of the foregoing document.

I certify that (check one of the following)

☒ I have personal knowledge of the identity of the Signatory; or

☐ I have seen satisfactory evidence of the Signatory(ies)’s identity, by a current state or federal identification with the Signatory(ies)’s photograph in the form of:

(check one of the following)

☐ a driver’s license or

☐ in the form of                                                                              ; or

☐ a credible witness has sworn to the identity of the Signatory.

The Signatory acknowledged to me that he/she voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated.

Witness my hand and official stamp or seal this 3 day of May, 2011.

/s/ Lee E. Howard

Notary Public

Print Name: Lee E. Howard

(Note: Notary must sign exactly as on notary seal)

My Commission Expires:

My Commission Expires 10/29/2015

[NOTARY SEAL]

ATTEST:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

/s/ Geraldine Creswell	By: /s/ Tina D. Gonzalez
Print Name: Geraldine Creswell	Print Name:	Tina D. Gonzalez

Title: Vice President	Title: Vice President

[Corporate Seal]

STATE OF FLORIDA

COUNTY OF DUVAL

The foregoing instrument was acknowledged before me this 4th day of May, 2011 by Tina Gonzalez as Vice President of BNY Mellon, a Agent, on behalf of the Corporation. He/she personally appeared before me and is/are personally known to me or produced                 as identification.

Notary: /s/ Tami L. Williams
[NOTARIAL SEAL]	Printed Name: Tami L. Williams
Notary Public, State of Florida My Commission Expires: DD945775